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                                                                   EXHIBIT 23.01


                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement (relating to 800,000 shares of Common Stock issued in connection with the Employees' Savings Plan) of Caraustar Industries, Inc. on Form S-8 of our report dated February 3, 2003 (March 28, 2003 as to Note 18) relating to the consolidated financial statements of Caraustar Industries, Inc. and subsidiaries as of and for the year ended December 31, 2002 and 2001 (which 2002 report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of procedures relating to certain disclosures of financial statement amounts related to the 2000 consolidated financial statements that were audited by other auditors who have ceased operations, and which includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142), appearing in the Annual Report on Form 10-K of Caraustar Industries, Inc. and subsidiaries for the year ended December 31, 2002 and our report dated June 27, 2002, appearing in the Annual Report on Form 11-K of the Caraustar Industries, Inc. Employees' Savings Plan for the year ended December 31, 2001.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
June 12, 2003